Boiler Project Contract

Contract No.: 070626

Supplier: Dongguan Hongyuan Boiler Equipments Co., Ltd. (hereinafter referred to as “Supplier” or “Party B”)

Purchaser: Jiangmen Roots Biopack Limited. (hereinafter referred to as “Purchaser” or “Party A”)

In accordance with the provisions and stipulations of the Contract Law of the People’s Republic of China and relevant laws and regulations and etc., and in the light of the mutual principle of equality, free will, faith and trust, the Supplier and the Purchaser hereby agree on matters concerned as the following agreement which shall be abided by the two parties:

I. Commodity description, model, brand, quantity, and sum:

Item	Commodity Description	Model/Specs	Brand	Qty.	Unit	Total Sum (RMBYuan)	Remarks
1	Main/auxiliary machinery and installation project of Heavy-oil Fired HTF Boiler	YYW-6000 500-Y	Changneng Xianfeng	1	Item	1031810	Detailed as Price Schedule Ⅰ, Ⅱ, Ⅲ
2	Plant pipeline construction			1	Item	674432	Detailed as Price Schedule Ⅳ

Total Amount: SAY RENMINBI one million seven hundred and six thousand two hundred and forty two ONLY(Yen1706242)

Agreed Deal Price: SAY RENMINBI one million five hundred and thirty five thousand six hundred and eighteen ONLY (Yen1535618) tax included.

II. Project contract format: General contracting in Turnkey contract for labor and materials: including Technology Supervision Bureau’s installation declaration procedure, project acceptance, use license receiving.

III. The product technical standard & quality requirement shall be in compliance with the following relevant national manufacturing & inspection criterions:

vOrganic heat transfer material heaters in reference to Safety Technique Inspection Regulations of Organic Heat Transfer Material Heaters in LGF(1993)No. 356.

IV. Warranty Period: Twelve months from the pass date of the facility acceptance; or eighteen months from the factory-out date of the product. Supplier is responsible for free warranty on inhuman failures in boiler operation during the warranty period. {The acceptance pass date is prescribed as the acceptance date of the quality & technology supervision department, excluding wear and tear parts (combustion engine oil pumps, chokes, firing rods, magic eyes of oil-fired boilers; grate tablets of coal-fired boilers) }

V. Delivery time, place, shipment method:

1.

Delivery time: Project commissioning with a complete acceptance within two and a half months upon the subscription of deposit (payment to be made within fifty days upon acceptance of the license) 2.         Delivery place & Consignee (or receiving person): Inside the plant of Purchaser, Duruan Town, Xinhui District, Jiangmen City.

3.	Shipment & fees: √Supplier charged shipment □Self pick-up by Purchaser; the shipment fee is borne by Supplier, and the discharging is at Supplier’s expense as well.
4.

The commodity shall be in the charge of Purchaser after its arrival at Purchaser. If any loss of goods or spare parts occurs, Purchaser shall undertake the expense of re-purchasing, and undertake the installation delay liabilities as a result.

5.

If Purchaser postpones collection of the goods, a written notice shall be sent to Supplier and the renewed delivery time shall be negotiated. Whenever Purchaser postpones collection of the goods, Supplier is entitled to dispose of the completed goods, and determine the renewed delivery time; if the collection time is overdue for more than one month, Supplier is entitled to readjust the contract purchase price and shipment fee according to market conditions.

6.

The construction site of Purchaser shall be provided with camion entrance conditions and cargos unloading & placing conditions, of which the road shall endure the cargo weight and extend directly to the boiler

Supplier:	Purchaser:

house gate without obstacles. If the road condition mention above is not suitable for unloading of the boiler, , the Supplier is entitled for no delivery. In case of any surcharge arises due to unloading problems, the Purchaser shall undertake the additional part of shipment fee and unloading & placing fee.

7.

Prior to the boiler installation, the Purchaser shall prepare “ Three-through” in the boiler room, ie., that water and electricity is connected into the boiler room to fulfill construction water and electricity consumption, supplied to the installation team with free of charge. Ensure a smooth road without obstacles. Prepare the foundation of the boiler room ground and auxiliary machinery spare parts (with reference to the foundation drawing of the boiler room provided by Supplier, as Appendix Ⅱ). Upon the accomplishment of preparation before entrance and installation, a written notice shall be sent to Supplier for goods delivery.

8.	The project time will be postponed correspondently, and Purchaser shall submit the renewed entrance date with noticing Supplier in written at least 3 days in advance in cases as follows:

(1) Purchaser fails to supply water, electricity, and the road fails to be smooth with obstacles not removed, as well as the foundation fails to complete in time and affects the entrance & construction;

(2) During the construction, any cut-off of power and water-supply of more than 8 hours, or any continual intermittence cut-off for more than 3 days (each time more than 4 hours), affects normal construction.

(3) Purchaser fails to pay the earnest money and other charges in time according to the 5th stipulation of this Contract;

(4) In the installation process, Purchaser alters the installation content or replaces any spare part of the auxiliary machinery, which affects the construction;

(5) Purchaser notices for entrance delay. If the delay is over one month, Supplier is entitled to adjust the price of installation materials.

VI. Payment & Maturity:

Purchaser shall pay an earnest money equal to 30% of the total contract sum within one week after the contract is signed, and pay 40% of the total contract sum one week before delivery, and pay 15% of the total contract sum within three days from the acceptance of the completed project, and pay 10% on the delivery date of Boiler Use License approved and issued by the boiler faculty of Technology Supervision Bureau, and the balance 5% shall be paid off within six months from the pass date of the acceptance by Technology Supervision Bureau.

VII. If any quality problem is detected in facility operation, Purchaser shall make an objection within 3 months from the acceptance date. Purchaser shall not make any objection on declined quality incurred by ill use, storage, and maintenance by Purchaser.

VIII. Liabilities for breach of contract:

1.

In case that Purchase fails to pay the contract facility cost within the stipulated period in this Contract, a penalty shall be paid to Supplier which is equal to 0.5‰ of the unpaid dues per overdue day. In case the payment is overdue for more than three months, Supplier is entitled to receive penalties according to the contract, and take or promote to take measures to prohibit Purchaser using the facility, by which all result incurred shall be undertaken by Purchaser.

2.	Whenever Purchaser cancels the order midway, Purchaser shall pay 5% of the cancelled sum as a penalty to Supplier, and has no right to demand paid sum return.

IX. Force Majeure

In case of delayed or failed contract execution by either of the parties which is incurred by Force Majeure, a notice shall be sent to the other party stating the reason of the failed or incomplete execution. Meanwhile, a certificate shall be submitted in ten days to permit delay, incomplete execution, or back-out of the contract. The breach liability is partially or fully exempted according to conditions. (Force Majeure means any unforeseen, unavoidable and insurmountable event such as earthquakes, typhoons, floods, wars, and etc.)

X. Title retention

Prior to overall sum being paid off by Purchaser, the ownership of the facility is possessed by Supplier, and none alteration shall incur to the material ownership in any reason without Supplier’s written consent. In addition, all loss risk of the material shall be undertaken by Purchaser from the delivery date of the facility to Purchaser.

Supplier:	Purchaser:

XI. Contract dispute solution:

Any dispute incurred in this Contract performance shall be negotiated by both parties, and in case of failed negotiation, shall be arbitrated by the people’s court of Supplier’s locus, by which all litigation costs and reasonable attorney fee incurred shall be undertaken by the unsuccessful party.

XII. In case of matters not mentioned herein, parties hereto shall sign supplemental provisions through negotiation, which is of the equal effect as this Contract.

XIII. This contract is made of two originals, each of which has eight folios. Party A and Party B shall each keep one original, both of which have the equal legal effect with validation from the signing date.

XIV. Requirements for concrete works of Party A: The foundation engineering of the boiler room, the boiler, and all auxiliary machinery shall be completed within 50 days from the contract validation; the support foundation of the plant pipeline shall be completed within 30 days from the contract validation. In case the construction of Party A delays, the construction of Party B might defer accordingly.

XV. Party B supplies an old German Wish combustion engine of 4T/h, which is of a brand-new oil pump and choke. Party A shall pay for the old combustion engine to Party B total say RMB TWENTY EIGHT THOUSAND ONLY (?28000.00 ). If Party A returns the old combustion engine to Party B within one and a half year, Party B shall repay to Party A total say RMB TWENTY THOUSAND ONLY. This payment shall be paid off at one time on the arrival date of the goods which has been adjusted and qualified.

XVI. Others Appendixes: three folios of Price Schedule, one folio of Commodity list, two folios of Support Drawing, one folio of Plant Pipeline Layout, one folio of Floor Chart.

Supplier (Seal): Dongguang Hongyuan Boiler Equipments Co., Ltd.	Purchaser (Seal): Jiangmen Roots Biopack Ltd
Date: 2007 (YY) 6 (MM)28 (DD)	Date: 2007 (YY) 6 (MM)28 (DD)

Supplier:	Purchaser: